FOR IMMEDIATE RELEASE

Middlesex Water Company SUBSIDIARY TO OPERATE EAGLE POINT
BIOLOGICAL WASTEWATER TREATMENT FACILITY

ISELIN, NJ, (January 13, 2012) Middlesex Water Company (NASDAQ:MSEX), a provider of water and wastewater and related services primarily in New Jersey and Delaware, has announced that its subsidiary, Utility Service Affiliates, Inc., (USA), has entered into an agreement with Sunoco Logistics Partners L.P. to operate the Eagle Point Biological Wastewater Treatment Facility in Westville, New Jersey.

Sunoco Logistics Partners L.P., headquartered in Philadelphia, Penn., owns and operates a logistics business consisting of a geographically diverse portfolio of complementary pipeline, terminalling and crude oil acquisition and marketing assets.

Under the initial contract, USA will be responsible for the daily operation of the industrial wastewater treatment facility at Sunoco Logistics’ refined products terminal at Eagle Point.

“This agreement is an additional example of the kind of solutions we provide for not only municipal and developer clients through our full suite of service offerings but also, for industrial clients as well. We are pleased with the opportunity to share our team’s expertise with Sunoco Logistics, to assist in protecting the environment, to work to reduce energy consumption and also to enhance operational efficiency,” said Dennis W. Doll, Middlesex Water President and CEO.

About Middlesex Water Company

Organized in 1897, Middlesex Water Company provides regulated and unregulated water and wastewater utility services through various subsidiary companies. For additional information regarding Middlesex Water Company, visit the Company’s Web site at www.middlesexwater.com or call (732) 634-1500.

Middlesex Water Company, headquartered in Iselin, NJ, is an investor-owned water utility, serving customers in central and southern New Jersey and in the State of Delaware.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, our long-term strategy and expectations, the status of our acquisition program, the impact of our acquisitions, the impact of current and projected rate requests and the impact of our capital program on our environmental compliance. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions, unfavorable weather conditions, the success of certain cost containment initiatives, changes in regulations or regulatory treatment, availability and the cost of capital, the success of growth initiatives and other factors discussed in our filings with the Securities and Exchange Commission.

Contact:

Bernadette Sohler, Vice President – Corporate Affairs

Middlesex Water Company

1500 Ronson Road

Iselin, New Jersey 08830

(732) 638-7549

www.middlesexwater.com